Exhibit 99.1

Saia Inc. - Saia - Earning Conference Call Transcript – 04/29/20 10:00 AM ET

Company Participants

Douglas Col - CFO, EVP, Finance & Secretary

Frederick Holzgrefe - President, CEO & Director

Conference Call Participants

Todd Fowler - KeyBanc Capital Markets

Jack Atkins - Stephens Inc.

Amit Mehrotra - Deutsche Bank

Scott Group - Wolfe Research

David Ross - Stifel, Nicolaus & Company

Ravi Shanker - Morgan Stanley

Stephanie Benjamin - SunTrust Robinson Humphrey

Jason Seidl - Cowen and Company

Patrick Brown - Raymond James & Associates

Operator

Good day, and welcome to the Saia, Inc. hosted First Quarter 2020 Earnings Conference Call. Today's conference is being recorded. At this time, I now would like to turn the conference over to Mr. Doug Col, Saia's Executive Vice President and Chief Financial Officer. Please go ahead, sir.

Douglas Col

Thank you. Good morning, everyone. Welcome to Saia's First Quarter 2020 Conference Call. With me for today's call is Saia's President and Chief Executive Officer, Fritz Holzgrefe.

Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our SEC filings for more information on the exact risk factors that could cause actual results to differ.

Now I'll turn the call over to Fritz for some opening comments.

Frederick Holzgrefe

Good morning, and thank you for joining us to discuss Saia's results. I'd like to start today's call by giving a word of thanks to the Saia employees across the country who worked tirelessly over the last couple of months to serve our customers and whose efforts have enabled Saia to do our part in delivering essential goods in this very difficult time.

From the start, we have focused our efforts on keeping employees and customers safe. As the potential impact of COVID-19 became apparent, we adjusted our operations to adapt to the developing realities. In a matter of days, we redesigned and implemented new social distancing, focusing operating practices throughout our network. The changes allowed us to fill our role as an essential business while protecting drivers, dock workers, mechanics and support staff as they safely served Saia customers. Our sales and general office functions have largely been moved to remote office environments.

While focusing on the company's long-term term potential, we've had to make a difficult decision to furlough approximately 16% of the workforce, while also reducing hours across the company. Performance compensation plans have been suspended and executive compensation plans reduced. At the same time, we recognize the significant impact that this pandemic has on our employees, and we provide additional paid time off benefits to support those that may need to care for a friend or family member. Nonessential spending has been reduced or eliminated where possible.

Business levels have changed dramatically since mid-March, and our commentary and outlook will be colored by the impact of COVID-19 pandemic has had on the economy and general freight levels. However, we will highlight the important steps the company took during the record first quarter and thereafter.

Going into the year, our business plans in 2020 were focused on execution and leveraging our network investments that we made in the last several years. In the midst of the challenging current environment, I'm pleased to report we did post record first quarter results. Revenue of $446 million and operating income of $38.8 million were both first quarter records. Our operating ratio improved by 170 basis points from the first quarter of last year to a record first quarter low of 91.3%.

Similar to what other freight companies have reported, volumes were good for the first half of March before a rapid decline on a year-over-year basis for the second half of March. Typical seasonality usually indicates volumes accelerating through the end of March and stepping up again in April, but that was not the case this year. Despite the weakness in late March, shipments per workday for the quarter still grew by 2.3% versus last year. And with an improvement in weight per shipment, tonnage per workday rose 4%.

In terms of pricing, it appears the rational approach taken by LTL carriers over the last several years continues. Our contractual renewal rates rose by 4.6% in the first quarter, down just slightly from the 5.4% rate we achieved in Q4. In early February, we implemented a general rate increase of 5.9%. For the quarter, our yield is measured by revenue per hundredweight, which rose 3.1%. Keep in mind that reported yield is a by-product of pricing and mix. The mix component includes class of freight, weight and length of haul. The combination of positive pricing, heavier weight per shipment and longer length of haul, all combined to boost revenue per shipment by 4.9% to $242.

I'd like to now highlight a few operational achievements in the first quarter. Strong leadership -- operational leadership combined with technology enhancements made in the past year were the key factors in helping us show improved productivity in both our dock and city operations on a year-over-year basis in the first quarter. On the docks, our optimization tools, which provide real-time performance tracking visualizations, rolled out across our network in 2019. It increases our ability to set realistic expectations for our freight handling professionals and measure their success in real-time against engineered standards.

Also rolled out last year our new inbound planning tool is enabling us to build better routes and create density across our delivery operation, minimizing miles run in city traffic as a productivity enhancer and cost saver.

Through our continued efforts at network simplification, we also saw a small improvement in both empty mile percentage and load average, despite having a larger service network than a year ago. In the quarter, we maintained strong customer service levels and achieved our standards on both pickup and delivery metrics. Our cargo claims ratio of 0.7 improved from 0.83 in the fourth quarter, with the improvement driven by continuous training efforts, particularly with our 2019 hires.

Finally, in early March, we opened a new terminal near Burlington, Vermont, our 19th terminal in the Northeast since we began our multiyear expansion in 2017. Overall, I'm pleased with our results and execution in the first quarter. We believe the steady cadence of execution provides a solid foundation to continue to make operational improvements, or, as is the case in the current pandemic challenge environment, better manage productivity while providing a compelling service for Saia customers in our expanding geography.

With those highlights addressed, I'll turn the call over to Doug for a detailed review of the first quarter results.

Douglas Col

Thanks, Fritz. First quarter revenue was $446 million, up 8.7% over last year. The first quarter this year included one more workday than last year, so on a per workday basis, revenue rose 7%. Revenue benefited from a stable pricing environment, and our LTL yield rose 3.1%. Also, as Fritz mentioned, we have implemented a general rate increase of 5.9% on February 3, which typically impacts about 20% to 25% of our business. Fuel surcharge revenue increased 8.5% and was 12.8% of total revenue compared to 12.9% a year ago. Operating income of $38.8 million was 35% higher than last year, and our operating ratio of 91.3% improved by 170 basis points.

Moving now to a few key expense items, I can offer a little bit more color on the quarter. Salaries, wages and benefits rose by 8.3%, reflecting our average employee count being approximately 4% higher than the prior year. Our July wage increase was approximately 3.5% last year and continued inflationary health care costs. As a note, we have ten additional terminals in operation this year than at the beginning of the first quarter last year.

Purchased transportation costs increased 5.8% with one extra workday in the period. As a percent of total revenue, purchased transportation costs were 6.7% compared to 6.9% in the first quarter last year. Fuel expense fell by 6.1% in the quarter despite the 4.8% year-over-year increase in company miles, as national average diesel prices were approximately 5% lower throughout the quarter than in the same period a year ago. Claims and insurance expense rose by 9.3% in the quarter, reflecting normal volatility in that expense line and higher premium costs versus the prior year.

Depreciation expense of $32.6 million in the quarter was 22% higher year-over-year. This is a continuation of the trend we have seen over the past few years as we've grown our terminal network, invested in equipment to lower the age of our fleet and made meaningful investments in technology. Overall, operating expenses grew by 6.7% in the quarter and with revenue growth of 8.7%, we improved our operating ratio. Our tax rate for the first quarter was 23.7% compared to 19.3% last year. The increase is primarily related to executive stock activity. We expect our full year tax rate to be 24% to 25%.

First quarter diluted earnings per share were $1.06 compared to $0.85 in the prior year. In the first quarter of the year, we generated $51.3 million in operating cash flow compared to $30.4 million a year ago, and we made capital investments in the first quarter totaling $107 million, with the majority of that related to new tractor deliveries. We've deferred delivery of a substantial portion of our new tractors until later in the year as we manage our fleet size to current volumes and remove older tractors from our fleet. Our average tractor age is now less than 5 years. The lower age of fleet has a benefit of better fuel mileage, better reliability and also reduced maintenance expenses. Our average fuel economy in the first quarter improved by 3% from last year to 6.9 miles per gallon.

At March 31, 2020, total debt was $235.8 million, and inclusive of the $46.9 million cash on hand, our net debt to total capital was 18.3% compared to 17.2% at the end of March last year. In 2020, net capital expenditures are now forecast to be between $200 million and $225 million. Outside of our committed equipment purchase this year, we are taking a very measured approach to all of the capital spending. We are evaluating all expenditures and determining what are needs and what are wants. Some investments that were planned for 2020 have been deferred until we have more clarity on the economic outlook.

We believe our balance sheet is strong with the aforementioned $47 million in cash on hand and more than $300 million of availability through our revolving credit facility, including an accordion feature in that facility and also additional outside borrowing sources. Before turning the call back to Fritz for some closing remarks, I'd like to provide a few details on our actions taken to date to face the challenges brought on by the COVID-19 pandemic and the anticipated impact those actions will have on our financial outlook for the remainder of the year.

On April 1, we offered all hourly full-time workers an additional five days of paid time off and one additional day for our part-time workers in light of COVID-19. This action was an effort to make sure that all of our employees were in a position to take needed time-off for health issues or those of family and friends. We believe this action will result in approximately $10 million of additional benefits costs over the remainder of the year.

Additionally, we are incurring monthly expenses for health and safety-related supplies for items such as masks, hand sanitizers, spray sanitizer and gloves as needed by our field workforce to safely interact with each other and our customers. On the cost savings front, we developed a multipronged approach to manage down our labor cost. In April, we offered retirement incentives as well as voluntary leave of absence plan. Through a combination of these actions, furloughs and hours reductions, we've taken our active daily average workforce down some 16%.

Lastly, on April 1, we suspended our 401(k) match and all incentive compensation plans and other executive compensation as well.

With that said, I'll now pass it back to Fritz for some closing comments before we move to Q&A.

Frederick Holzgrefe

Just to emphasize our quarter, we're particularly pleased with our results from the first quarter. And I think it speaks to the capability of our business and what the operating potential is. Clearly, we are in an uncertain time right now, but we continue to operate and focus on profitability and maintaining company's position such that we can benefit when we do move past this pandemic, which we will.

With that, I'd like to open it up for any questions that folks may have.

Question-and-Answer Session

Operator

[Operator Instructions]. Our first question will be from Todd Fowler with KeyBanc Capital Markets.

Todd Fowler

I guess, maybe to start, if you can provide a little bit of color about what you're seeing now into April. I'd be curious, both on the tons per day side, and then one of your competitors talked about some change in shipment profile. And I'm curious what you're seeing as it relates to weight per shipment and kind of the mix going through the network at this point.

Douglas Col

Sure. Before we get into April, I might as well go ahead and give the shipment in tonnage and weight numbers for the first quarter by month, and then I can give you a little bit of color on April to date. In January, our shipments were up 8%, tonnage was up 7.7%, and weight per shipment was down 0.3% at 1,304 pounds. In February, our shipments were up 1.5%, tonnage up 0.4% and weight per shipment down 1.1%, though sequentially, the weight in February was up 2 pounds at 1,306. In March, our shipments were down 2.5%, tonnage was positive up 3.7%, and weight per shipment was up 6.4% to 1,380 pounds. So far in April, our shipments are trending down about 17%, tonnage is down about 13% as weight per shipment continues to look solid, it’s up 4.7% at 1,337 pounds.

In terms of what we're seeing, I mean, as Fritz mentioned, March started off pretty good. The normal seasonality from January to February wasn't there. That was a bit unusual, but the weight numbers started to improve early February, then we started to see better shipments. And then, like Fritz said, a pretty steep fall off in the second half of March. So that's continued into April as you can tell by the numbers I gave, shipments down about 17%. For us, its field and national is down in the low teens, maybe 13%, 14%. Our 3PL business, which is obviously a smaller portion of our business, we're seeing shipment count there down 30% plus month to date. So no real change in the trends that we've seen over the last few weeks.

Todd Fowler

Doug, that's super helpful, and that's exactly what I was looking for on that front. It sounds like that you guys were able to react very quickly to the environment, putting in the furloughs in early April. When you think about adjusting the cost structure and kind of being able to preserve the margins, the performance in the first quarter was very strong. How do you think about what the margin profile could look like in 2Q just given the change in the environment that you saw late in March and now into April?

Frederick Holzgrefe

Yes, Todd, I think the best answer I can provide you there is that we're very focused on maintaining profitability in the business. We're very focused on maintaining our balance sheet such that when this does end, that we're in a position to execute and take advantage of the market opportunities that will be there. The level of uncertainty is such that we're challenged to forecast next week, much less the full quarter. So with that in mind, we have a game plan that we kind of operate against that. As the fluctuations may occur in the business, we'll react to it with the interest of maintaining that margin and being in a position that we can exit this and take advantage.

I think that the weeks so far have kind of bounced around a bit, but maybe there's some stabilization. But we'll see. Markets are opening for us and for everybody. So that's good, but remains to be seen what that looks like over time.

Todd Fowler

Yes. No, I understand, Fritz. That makes sense. I'll ask one more and then I'll turn it over. Maybe just a little bit strategically longer term. How do you think about the cadence of the geographic expansion? I know when you went into that with the plan that you laid out, you were able to throttle up and throttle it back based on market conditions. You, obviously, pulled forward a lot of terminal openings late last year. As you look out through the balance of 2020, is this an environment now where you kind of work with what you have? Or do you think you'll still have some more opportunities to do continued geographic expansion for the rest of the year?

Frederick Holzgrefe

Thanks, Todd. I think that our first quarter focus and our full year 2020 focus has been on execution. So taking advantage of those terminals that we opened last year, particularly the ones in the second half in the Northeast. The idea with our focus on execution is one that we can be in a position to keep that balance sheet strong so that if there are disruptions in the market, there may be opportunities for Saia to step in. But right now, I think, the biggest value driver for us is clearly going to be centered around us taking advantage of the facilities that we've opened, optimizing those, optimizing our network, continue to drive costs such that we have that flexibility to maybe move into something if it were to become available. And I think we would look at, but that's not something we're actively pursuing.

Operator

Our next question will be from Jack Atkins from Stephens.

Jack Atkins

So, I guess if we could just kind of go back and following up on Todd's question there for a minute, second question around sort of the cost structure, and you guys have taken aggressive steps to manage that here over the last several weeks. But, Doug, can you kind of provide some context around how you view fixed versus variable costs in your business? Just trying to think about, how the cost structure is flexing here as we sort of see this type of tonnage decline in April?

Douglas Col

Sure. I mean to us, you really have to think of it across a company's life cycle, right? I mean, we've got a lot of new markets we've invested in as Fritz mentioned, ten new openings in the past year. So we've got a lot of fixed costs. And then, as we start to put business in there more and more, we have an opportunity to see improved incremental margins. And we've shown a little bit of that. You see margins out of us in the last year approach that 25% to 30% range that are where we think they ought to be. But until you add the volume in there, some of your costs that longer term are variable are going to be fixed, right? I mean, some of the miles you just can't take out in your linehaul operation or even running around the city. You've got those costs and you're providing good service for the customers, but they're not all efficient miles. So really, I hate to break it down any more than that into fixed versus variable because it's a little bit different given all the fixed costs we've added.

Jack Atkins

Okay. Got you. So I guess maybe kind of thinking about end markets, Fritz, could you kind of talk for a moment about what you're seeing from an end market perspective? And if I think back, I think, Saia traditionally has a little bit more energy exposure just given sort of your historical geographic footprint. Could you talk about sort of where that stands for you guys today from a percentage of revenue perspective?

Frederick Holzgrefe

Yes. If I were to look at kind of what we're seeing trend-wise year-over-year, I think, the Houston region, I think Doug quoted the overall company declines. And I would say Houston would be at the higher end of those declines, so above the average LAX region for us also. And, I think that's probably reflective of a little bit port activity. If you look at, sort of, across the sort of revenue base, I mean, Doug described the 3PL segment as being the most impacted for us. But, I think the rest of it, the other, we don't call out necessarily verticals beyond sort of that Houston region as sort of energy-centric. But, I think the rest of it -- what's notable about what we've seen is that there's been some volatility on a day-to-day basis just across businesses as people are, businesses are disrupted and supply chains have been disrupted as a result of COVID. So one day, maybe a particular segment is down, and the next day, it's down less. So there's a lot of disruption there. And that's made it challenging to hit our operating metrics. One thing that we've been particularly pleased by is that we've done a great, our organization and our operations team, in particular, in this environment has done a great job of hitting the service standards and meeting customer expectations as we've dealt with the disruption. So, we're very pleased with that.

Jack Atkins

Okay. That's great to hear. And last question for me, I'll turn it over. But, sort of a longer-term question around technology. But, Fritz, going back to last year, you were discussing a number of tech initiatives that you were targeting for 2020. Obviously, the world has changed quite a bit here this year. But as you sort of think about those projects and this crisis, do you think that this is an opportunity to accelerate investments in technology? Or are you looking to maybe push those out until the market begins to settle down?

Frederick Holzgrefe

I would say that we're going to continue to focus on these technology opportunities, and I'll describe them in two ways. So, we highlighted last year into the first quarter, our dock optimization tools, our city planning tools, our linehaul tools. And those are things that in a disruptive market that we're in right now that we find applications for those, right? They help us make better decisions to optimize and drive available density and those sorts of things in our footprint as we're dealing with this crisis. So those enhancements need to continue. And as we further refine those, those are investments we're going to make. Certainly, our operational procedures that we've had to put in place around sort of social distancing have created a safer environment for our employees. But part of what we might be able to do in this year and into next year as we make investments in new handheld technology, we'll be able to further enhance our social distancing sort of safety program.

So it's a unique opportunity in that area where the investment is going to continue to make sense because it's going to drive some efficiency, but then the added benefit of providing a safer work environment for our employees and a better and safer environment for our customers as well. So those investments will continue. This is a business we're managing for the long term. So, the opportunities that we see to drive better decision-making are ones that we're going to continue.

Operator

Our next question will be from Amit Mehrotra from Deutsche Bank.

Amit Mehrotra

Congrats on a great quarter, guys. Fritz and Doug, I was wondering if you can talk about the weight per shipment trends in April. It's holding in there, quite a bit better than I would have thought. Is that just, I guess, mix of business there where it may be more national accounts that have heavier weight? So, if you can just talk about that? And then, how should we think about yields? Can yield be stable? Or should we expect some deceleration there because of the high weight per shipment?

Douglas Col

Yes. I mean, the average weight, as I gave it in the April update is a good number to post. But, I will say we're seeing a lot of volatility in weight even day to day. So that's been a little bit difficult to parse out what's causing that. For us, actually, our field customers, the weight has been the highest. If I'm thinking about field or national customers, our weight has been better on the field side. So, obviously, it's something to do with the mix of customers. But for us, field has been a little bit heavier weighted.

Amit Mehrotra

Okay. And then, just a yield question. I mean, maybe you can answer that two ways. I mean, should we expect it to decelerate because of what's happening on our weight per shipment? And then, maybe you can just comment on pricing because, obviously, that's an important topic, especially in the context of the weaker volume environment in the second quarter.

Frederick Holzgrefe

I think we commented earlier, Amit, that the pricing environment remains rational. I think the mix of business, weight per shipment are going to have an impact on the yield performance. But, I think this remains an environment in which people are looking for that return because our cost structure and the added costs that come into operating in this environment, this disrupted environment are not ones that I would think would make sense to discount or to move off that pricing thesis.

Douglas Col

And I would add, Amit, along with thinking about the weight impact on the yield calculation, you have to consider fuel, too. I mean, as fuel surcharge revenue comes down, that's a headwind for your reported yield. So you really have to back up and just think about the pricing environment. And for us, we see that as rational, and it's been stable so far. But, the yield number does have some moving pieces to it.

Frederick Holzgrefe

And that benefits the customer as well the fuel charge.

Amit Mehrotra

You're right. And then just last one for me. Fritz, I mean, I guess the longer-term opportunity for Saia has always been kind of achieving an OR that's more in line with kind of nonunionized national LTL companies. And, it seems like there's an acceleration, at least internally, to go after some of the opportunity and the cost that maybe had been left on the table or have you gone after as vigorously. So maybe like 2, 3 years from now, I mean, do you think there's anything kind of structure that's going to impede Saia from getting to that mid-80s OR on a sustainable basis? If you can just talk about from a structural standpoint.

Frederick Holzgrefe

No. I think the long-term opportunity remains for Saia. I think the one item to really emphasize is as we went through last year that was an opportunistic investment year for us. Those terminals, the expansion opportunity was there. When we launched our Northeast expansion in May of 2017, we had kind of a cadence by which we could move that up and down the rate of expansion up and down based on the opportunity it was there for us. Last year, we saw an opportunity to move and add additional facilities and coverage in the Northeast. We did that, made that an investment, that's expensive to do. But that also positions you for future sort of success as a national carrier as we're doing those expansion initiatives. At the same time, we're focusing on investing in technology that allowed us to make better decisions to optimize our operations. And I think you saw some of the first results of that in the first quarter.

So as I look forward, as we get past this pandemic state, I think, the longer-term opportunity remains for Saia. And I think that we're continuing to fill in that toolbox around the sort of data analytics, better decision-making tools that we've been investing in for the last couple of years that we can capitalize on that going into the future. So I don't really see a limitation for us to achieve those sort of longer-term structural margin that you described. I think that opportunity is there for us. We've just got to get past the short-term challenges that we're dealing with right now.

Operator

Our next question will be from Scott Group from Wolfe Research.

Scott Group

So with those moving parts you talked about on that last question with weight and fuel, is there any way you can actually share with us what revenue per hundredweight is tracking in April? I know you don't typically give it, but maybe you're not giving us some of the forward margin guidance, so maybe you can give us a little bit extra in terms of current month trends, just to help us with that...

Frederick Holzgrefe

Scott, there are a lot of moving pieces. I think we'll stick with our kind of traditional focus there. It's changing on a daily basis. We're going to continue with our traditional analytics.

Scott Group

Okay. On the margin front, and maybe this is another tough one to answer. You, obviously, had a good first quarter. I understand you're not giving guidance on the second quarter, but do you feel like you've got visibility to full year margins improving?

Frederick Holzgrefe

Not really. I mean, candidly, I guess what the question might go back to is when do we expect a return to normalcy? I'd tell you that if we do get back to normal, I look at that first quarter. And I look at how we executed it on in the first quarter. And, if we get the nonessential marketplace open again across the country, I think we have an opportunity to move the company's position to kind of pursue those margin improvements over time. In our eye right now, as we go through Q2 and where this leads us with this pandemic is preserving that opportunity for us. So, I can't really speak to when the market will improve for us. But the opportunity is there, and I would point to our execution as that kind of evidence of what we think we can do.

Scott Group

Yes. No, that makes sense. And then, last one for Doug. I just want to make sure I heard this right, was fuel surcharge revenue up 8% and the fuel cost down 6%? Is that right? And then how should we think about the net impact of fuel going forward? Does that remain a net positive for you guys going forward? Or should that sort of spread normalize?

Douglas Col

Well, I mean, as fuel is coming down, it benefits you in your cost as it's coming down. But, at some point, when it stabilizes at a lower level, you're losing surcharge revenue and the customer's benefiting and he sees that as a price reduction. And then, the day it turns back up, you're chasing it for a while, and you followed us long enough to understand that. But yes, so fuel expense was down 6.1% in the quarter and surcharge revenue grew.

Operator

Our next question will be from David Ross with Stifel.

David Ross

On the equipment side first, you've done a nice job lowering the tractor age. Any comments on the trailers? What are you doing on the trailer side? Is the trailer feed expected to grow much this year? And how are you shaped for trailers?

Douglas Col

Yes. The age of our trailer fleet has been coming down over the years, too. I mean, this year, our big investment will be around our linehaul units, our pup trailers. We're still in the process of buying pup trailers with the new captive beam capabilities, which gives us an opportunity to improve load average. Trailer age, depending on whether or not we're talking about vans or pups, is anywhere from 7 to 10 years on average on the trailer side. And the same as trucks. I mean, we'll take the opportunity this year with volumes down to move out some of our oldest trailers as well. So, it's an opportunity to rationalize your fleet when you're seeing volumes down like this. Get rid of some of the older equipment on both sides.

David Ross

But not much growth, just more changing out the old and bringing some new, more efficient trailers?

Douglas Col

Yes. For the most part, I mean, when we were opening the terminals last year, we had to place a lot of trailers at all the new facilities, but not a lot of growth in the trailer fleet this year.

David Ross

And then, Fritz, if you could comment on the change in Saia's northeast competitive positioning as you continue to open up more facilities? And whether it's now at 19 facilities or when you had 12 or 6, has there been a tipping point? Or there are different benchmarks along the way that significantly improved your competitive positioning? So, have you seen it? Or, do you expect to see it at some point?

Frederick Holzgrefe

Yes. I think the success so far in the Northeast is really about our differentiated high-quality service. You introduce it to that market, starting with customers that already knew who we were. So that helped the initial success. And now, as we grow in that market, people have become more and more familiar with who we are. So as we think about it internally, it's becoming less of a region in the sense of an individual call out, and it's more about, this is just another part of Saia. It's no different than the sort of Chicago region. It's a market that we continue to optimize, and we're in a position with our key differentiated services and our quality. And, we do that in the market, and we feel like, over time, that's a winning proposition for us. It really is becoming more and more like the rest of our network, which is a great success, and we're thrilled with that. And, I think there's an opportunity to continue to develop that national basis. At the same time, as you get that scale in the market, it will allow us to grow in some more of the regional freight there. But, right now, we focus more on sort of the national coverage, national footprint there. But as we develop that, you'll see some additional growth related to the intra-regional Northeast. But right now, the success has been on that national footprint. And it's more and more like the rest of our business, which we're excited about.

David Ross

And, was there any threshold that you crossed, whether it was a revenue number, a few hundred million or footprint coverage when you added a certain state or two that really made you feel that way?

Frederick Holzgrefe

No, I think it's just the overall customer acceptance that we've seen. I mean, if we go back to the original sort of thesis that we had, we have beaten our internal market share expectations in every market. And that's kind of given us some confidence that when those terminals opened up for us last year, that we could jump on it. We knew that we could execute it. We had a playbook that had worked in the first four terminals, and we replicated. So, I don't know that there was necessarily, David, a single point at which we said, "Hey, this is the kind of key measurement." It's just been the overall successful execution there, and we've been able to take advantage of the opportunity. So, it's still a growth market for us. There's still opportunity for those terminals to operate like our historic terminals. And that's what we're excited about.

Operator

Our next question will be from Ravi Shanker from Morgan Stanley.

Ravi Shanker

So, one of the most powerful trends in recent weeks has been the growth of e-commerce. Can you share what you're seeing in terms of benefits in your network or to your customers from that trend maybe in the coming quarters?

Douglas Col

Yes. I mean, on a real short-term basis, we haven't seen a big change. If you're thinking about e-commerce to the consumer, not a big change in our residential deliveries. I mentioned the field customer weight being up. So, maybe some of that is maybe customers we have that are providing goods into DCs that are eventually going e-commerce. But I don't have any more granularity on it than that on a very short-term basis.

Ravi Shanker

Okay. Got it. Just maybe a bigger-picture question. I mean, given the depth of the recession that's expected in 2Q, do you expect any kind of structural shifts in the makeup of the LTL space out there, whether it's more consolidation, where it's more share moving towards larger carriers, whether it's more movement away from brokers towards asset-based carriers? Any kind of permanent, or long-term shifts in consumer behavior or industry structure as we're out of this?

Douglas Col

Yes. I mean, it's yet to be seen. Across a business cycle, in the trough of the cycle, you'd assume some capacity comes out. And that happened to a great extent, after the Great Recession in '08 and '09. We did see a lot of capacity come out of the industry. So if this is a short-term event, and the $3 trillion of stimulus we've thrown at economic problems created by the COVID pandemic, if those things act quickly to turn the economy around and not only the consumer, but the industrial sector as well, then maybe you don't see capacity come out in that scenario. But longer term, over a cycle, that's what happens to the operators that are not operating, generating cash, reinvesting in their business. This is a business that requires a lot of capital investment year in and year out. And if you get caught in part of the cycle where you're not able to make those investments, you can lose share pretty quickly.

Frederick Holzgrefe

I would add, I think it's a challenging environment for sure. We to date have invested with this being able to weather a downturn now. Certainly, no one could say that we predicted something that we're all dealing with right now. But, the reality of it is that we've invested substantially to bring our fleet age down. We've invested substantially in our footprint so that we're in a position to benefit from this. And as we benefit from this disruption and as the market undoubtedly eventually will change, go back to a more normal state, we're in a position that we can take advantage of that. The balance sheet is in a position that we can do that, and the fleet is in the position we can do that. It's a tough insurance market out there as well. We've invested heavily in safety technology and that's part of a reflection of our modern fleet. So, we think that we have as much as we could, leading up to this, positioned ourselves that we have mitigated the risks in the business to the extent we can. But be in a position that we can take advantage of the opportunities that may be presented to us.

Ravi Shanker

Understood. And just lastly, Fritz, one housekeeping item. Apologies if I missed this. Your insurance line has been a little bit volatile over the last few quarters. Again, not a huge number, but more than enough to kind of impact modeling a little bit. Can you just give us a little bit of guidance on what we can expect from that line going forward?

Douglas Col

Yes. I mean, you're always going to see volatility around that line. I mean, we self-insured the first $2 million in an accident. So, that in itself for a company our size will create volatility in any given quarter. In terms of the overall market, though, as Fritz alluded to, there's extreme pressure on truckers and insurance markets these days. Our premium cost this year, just in our excess tower; I mean, I walked into our renewal budgeting for more than 20% inflationary cost there. So that's an environment that has seemed to harden each month as the months go by. And again, that's something across the cycle that can also put pressure on a smaller carrier, a company that's not in a great financial position, because if you don't decide to buy the limits you used to buy, then you run the risk of having an accident that compromises your balance sheet in terms of settlement or a jury verdict against you. So, being able to buy equipment with good safety technology, being able to afford insurance in this very inflationary insurance market we're in, those are things we're able to do these days, and it positions us pretty well. But, you'll see volatility in that line around the accidents. But, our premium cost, I mean, we just renewed ours. March 1 was our renewal. So we're through with it for a year, but there's occasionally volatility.

Ravi Shanker

Are we still looking at an average of about $10 million? Is that right, like approximate benchmark?

Douglas Col

I've always thought if you go back three or four quarters and take a running average, that's probably as good as you can do.

Operator

Our next question will be from Stephanie Benjamin with SunTrust.

Stephanie Benjamin

I just wanted to follow up on some of the productivity initiatives. You called out quite a few where you benefited in the first quarter. I was wondering if you could maybe discuss some of the productivity or just profitability improvements that you're seeing in the Northeast specifically? Obviously, before some of the volume declines related to the virus. But, if you could just talk about how you're continuing to improve scale and get those up to a more profitable level in line with the company average?

Frederick Holzgrefe

Thanks, Stephanie. I think the best way to view that is, as we described on the year-end call, we just talked about how adding the terminals, we took what was the OR had reached, sort of below 100% in the Northeast. We added the new terminals, and that was a drag simply around the incremental lease costs, start-up costs and all that stuff. So, we also said on that call that over time, we would incrementally start improving our productivity in those markets simply if you start to utilize those terminals. Now, I don't have a number I can give you specifically for what the improvement was in the first quarter, but it's part of our overall productivity initiatives. So, to the extent that we can better add volume, optimize, run our city operation and dock operation in those markets, we're going to benefit from it. Just like we would if we were in Chicago. So, as we think about that, we really are focused in using the same tools and metrics in those markets. Now they have, because they're new, the impact of the incremental revenue in those terminals is greater, they have a bit bigger impact. But, I don't necessarily have a call out there, but all those tools get used in those markets as well.

Stephanie Benjamin

Got it. And then just staying on the same lines of productivity, you again called out some technology initiatives that rolled out in 2019. Were those, can we think of those as largely rolled out by now? Or is there another kind of level or next innings of productivity or investments that we expect to see in 2020 to drive savings in 2021? Just maybe some color on the timing of that would be helpful.

Frederick Holzgrefe

Yes. So all those technology initiatives were in some form of development in '19. And then, when we got into that we saw the benefits of them in 2020. And those are sort of, I'll call them the 1.0 improvements. And those are ones where you're getting the team comfortable with understanding how to use and optimize those tools, how to use it on a daily basis. I think we'll continue to get better with those. We have enhancements in our development pipeline to add to those, to add features to all those tools that we've developed. So, I think it's something that, over time, will continue to improve into next year, our utilization of that. These things are really, if you really take a step back, and look at it, this is all a data analytics play.

So, it’s how do you make a better operational decision in real time? If I look at the dock tool, as an example, historically, we would measure dock associates productivity on a daily basis. And maybe we get back to them and provide feedback on other performance. Now the tool is real-time. So a supervisor can see how it's progressing versus the engineered standard during the day as it's happening. So, if there's an issue, the supervisor can jump in and make a change or facilitate helping getting the dock worker back on standard. So, it's that you learned how to use the tool, how to optimize the tool, and we'll continue to see benefits of that going forward. We're excited about the technology, but I don't think we've reached the pinnacle of what we might be able to get out of it.

Operator

Our next question will be from Jason Seidl from Cowen.

Jason Seidl

Doug, as you mentioned in your comments about the GRI that was implemented in February. Just wanted to know sort of how that's been holding up here as the market has taken a downturn in late April and probably likely going through early May? And then I have a follow-up question regarding some of the business mix.

Douglas Col

Yes. I mean, historically, we keep approximately 80% as an estimate of our GRI, always end up discounting it back a little bit to a customer. That's probably still a pretty good number because the customers are benefiting from the lower fuel surcharges in our tables. So again, it was just early February. We're just a couple of months into it here. But, I don't think we've seen any more aggressive activity required there, anything to keep the field business that the customer has been open, and we haven't seen any more pressure from the customer and there's customers that always want a rate reduction, but I think the acceptance has been pretty in line.

Jason Seidl

Yes. Well, knock on wood for you. I think you also mentioned that your national accounts were down about 13%, and your 3PL accounts were down 30%. Now knowing full well, 3PL is a smaller percentage of the business. Could you remind us, is there a difference in the freight profile in terms of the margins between national and 3PL?

Douglas Col

We try for there not to be. We try to price all the business, even the transactional business with the 3PLs, you try to price them all to operate profitably. The 3PL business, it's probably 8% or 9% of our shipment volume today, on a given day, versus 10% or 11% a year ago. I think with the volume loss there, part of it has been us kind of sticking to our prices and trying to drive the profitability of that business down and a little bit more in line with where we would like it to be. So, no, the profile, it all depends on an account-by-account basis. We've got thousands of customers. I wouldn't try to call it out by customer type.

Operator

Our next question will be from Tyler Brown from Raymond James.

Patrick Brown

Fritz, so you mentioned weight per shipment, length of haul and classes, drivers of price. We see weight per shipment and length of haul. But did class move on you, particularly over the last few weeks? Basically, I'm curious if beyond weight, the complexion of the freight is changing.

Frederick Holzgrefe

I don't really have a call out there, Tyler. It changes by day, but overall, I'd say it's pretty consistent.

Patrick Brown

Okay. That's helpful. And then, I know you guys are flexing hard, but are you guys still generally maintaining your linehaul schedules? And what I mean by that is, are you still cutting those outbound trailers even if the load factors might be off a little bit, basically as to not compromise service?

Frederick Holzgrefe

It's always a balance. You're going to want to make sure that you have service sensitive to take care of that. But if you have the opportunity to build some density, we're certainly going to do that. And it's a matter of making sure you communicate with the customer so they understand what our position is or what service we can provide. It's a continuing optimization opportunity for us. So it's a little bit of both, right?

Patrick Brown

Yes. Okay. Well, you gave claims, but how is the on-time percentage tracking?

Frederick Holzgrefe

We're very pleased with the service we've been able to provide. We're at our standard or above.

Patrick Brown

Okay. That's helpful. And then, Doug, just to be clear on the 401(k) match and the lack of incentive comp. Those shock absorbers kicked in, in April, right? So they were not in Q1?

Douglas Col

April 1. That's right.

Frederick Holzgrefe

That's right.

Patrick Brown

Okay. And then, you mentioned the $10 million PTO drag, but how much will that 401(k) suspension and again, the incentive comp reductions be a good guide either in Q2 or through the year?

Frederick Holzgrefe

So, the PTO will be spread out over the balance of the year, right? That's earned as somebody goes through the year. And, we haven't given a carve-out specifically for 401(k) or the other.

Operator

I'm showing no further questions in the queue at this time.

Frederick Holzgrefe

Great. Well, in closing, I'd like to say that while the uncertainty and volatility surrounding the pandemic brings significant daily challenges for us, I'm extremely optimistic about our long-term opportunity. We remain focused on maintaining the company's financial position along with our flexibility to adapt to challenges as the country moves through this pandemic crisis. By expanding our geographic footprint over the last few years and by investing in fleet capacity in our existing network, we believe we're well positioned to gain share on what will continue, in our view, to be a consolidating industry. Thank you all for your participation on today's call.

Douglas Col

Thank you.

Operator

Thank you, ladies and gentlemen. This concludes today's teleconference. You may now disconnect.